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                                                               Exhibit 23.6



                          CONSENT OF FINANCIAL ADVISOR


     We hereby consent to the inclusion of the Opinion of McConnell, Budd & Downes, Inc. in Appendix C to the Joint Proxy Statement-Prospectus filed as part of the Form S-4 Registration Statement of CFX Corporation and to the references to our firm as Financial Advisor to Community Bankshares, Inc. in the text of said Proxy Statement-Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

                                   McConnell, Budd & Downes, Inc.

                                   By:  /s/ David A. Budd
                                        -----------------
June 13, 1997                           David A. Budd
                                        Managing Director